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                    [SOUTH VALLEY NATIONAL BANK LETTERHEAD]

April 23, 1996

                                                           FOR IMMEDIATE RELEASE

                      SOUTH VALLEY BANCORPORATION REPORTS
                        INCREASED FIRST QUARTER EARNINGS
                     AND DECLARES INCREASE IN CASH DIVIDEND

Morgan Hill, California -- April 23, 1996        The Directors of South Valley
Bancorporation (the "Company"), parent company for South Valley National Bank (the "Bank") reported net income as of the first quarter ending march 31, 1996 of $457,000 or $.34 per share. This compares to $378,000, or $.29 per share, for the same period in 1995 (per share earnings for 1995 have been adjusted for a 10% stock dividend issued to shareholders on February 23, 1996).

As a result of the Company's increased earnings for the first quarter of 1996, the Board of Directors of South Valley Bancorporation declared a cash dividend of $.10 per share for shareholders of record on April 25, to be paid on May 1, 1996. This represents an increase of $.02 per share over the previous quarterly dividend and represents the eighth consecutive quarterly cash dividend paid to shareholders by the Company.

President and CEO Brad L. Smith stated, "We are very pleased with the Bank's continued growth and believe that investments made during 1995 in new systems, services and offices are continuing to make a positive contribution to the operations of the Company."

Total assets of the Company grew to $174,511,000 at March 31, 1996, representing an increase of 17.5% over $148,513,000 reported one year earlier.

South Valley Bancorporation's subsidiary, South Valley National Bank, offers banking services throughout Southern Santa Clara and San Benito Counties. South Valley National Bank is a full service community bank with offices located in Morgan Hill, Gilroy, Hollister and San Juan Bautista.

As of April 23, 1996, South Valley Bancorporation's common stock was quoted at $14.00 bid. Questions regarding the Company's stock may be directed to Mark Arnett, Hoefer & Arnett at (800) 346-5544, Stephen Sherer, Paine Webber at (800) 862-4433 or to Gary Sargenti, Prudential Securities at (800) 523-5208.


                          Exhibit 99.1    Page 4 of 4